Exhibit 99.1

News Release

Media Contact:

Richard Jurek, Vice President

(312) 444-5281

www.northerntrust.com

Northern Trust Offers $200 Million of Five-Year Fixed Rate Notes

CHICAGO – November 6, 2007 – Northern Trust Corporation, a multibank holding company, agreed to sell $200 million of five-year non-callable fixed rate notes through co-lead managers Goldman, Sachs & Co. and Merrill Lynch & Co., and co-managers Loop Capital Markets, LLC, The Williams Capital Group, L.P. and UBS Securities LLC.

The notes are priced at 99.809 with a coupon of 5.20 percent to yield 5.244 percent. The notes mature on November 9, 2012.

Northern Trust intends to use the proceeds of the offering for general corporate purposes, including funding additional contributions to the capital of its subsidiaries.

The notes are being offered pursuant to a shelf registration statement covering up to $500 million of debt and equity securities that was filed with the Securities and Exchange Commission on May 20, 2003. Copies of the prospectus and prospectus supplement may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, N.Y. 10004 or Merrill Lynch & Co., 4 World Financial Center, Prospectus Department, New York, N.Y. 10080.

This press release does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where the offer or sale is not permitted.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 13 locations in North America, Europe and the Asia-Pacific region. As of September 30, 2007, Northern Trust had assets under custody of US$4.1 trillion, and assets under investment management of US$761.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.